Exhibit 77(q)(1)(e)(27)

                               AMENDED SCHEDULE B
                       COMPENSATION FOR SERVICES TO SERIES

      For the services provided by Massachusetts Financial Services Company ("Portfolio Manager") to the following Series of ING Investors Trust (formerly The GCG Trust), pursuant to the attached Portfolio Management Agreement, dated August 11, 1998, as amended January 1, 2002, the Manager will pay the Portfolio Manager a fee, computed daily and payable monthly, based on the combined average daily net assets of the applicable Series of the Trust and the assets of the portfolios of ING Partners, Inc. (formerly Portfolio Partners, Inc.), an affiliated fund group of the Trust that are also managed by the Portfolio Manager at the following annual rates:

Series                                                         Rate
------                                                         ----
ING MFS Mid Cap Growth Portfolio, ING MFS Research             0.35% on first $500 million;
Portfolio, and ING MFS Total Return Portfolio of ING           0.30% on next $1 billion; and
Investors Trust; and                                           0.25% thereafter
ING MFS Capital Opportunities Portfolio and ING MFS Global
Growth Portfolio of ING Partners, Inc.